UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October31, 2011

SITEL Worldwide Corporation

(Exact name of registrant as specified in its charter)

Delaware	333-172952	16-1556476
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification number)

3102 West End Avenue Two American Center, Suite 1000 Nashville, Tennessee 37203	37203
(Address of principal executive offices)	(Zip Code)

(615) 301-7100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 31, 2011, the Board of Directors (the “Board”) of SITEL Worldwide Corporation (the “Company”) increased the size of the Board from seven persons to eight persons and elected Peter Shea as a member of the Board effective October 31, 2011. Mr. Shea will hold office as a director until the Company’s 2012 annual meeting of stockholders or until his successor is elected and qualified.

For service as a non-employee director on the Board, Mr. Shea will receive annual director compensation of $125,000, payable $62,500 in cash and the remainder in shares of Company Class A Common Stock issued at the then fair market value. In addition, directors are reimbursed for their business expenses related to their attendance at Company meetings, including room, meals and transportation to and from board meetings.

OCP SC Investment Holdings Inc., an affiliate of Ontario Municipal Retirement Systems (“OMERS”), designated Mr. Shea as its designee on the Board pursuant to the Company’s Amended and Restated Stockholders Agreement, as amended to date. Mr. Shea serves as an Operating Advisor to OMERS Private Equity. There are no family relationships between Mr. Shea and any director or executive officer of the Company.

A copy of the Board of Directors Agreement, dated October 31, 2011, by and between Peter Shea and the Board of Directors of the Company is attached hereto as Exhibit 10.1 and incorporated herein by reference. A copy of the Company’s press release concerning the foregoing is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

Exhibit Number	Exhibit Description
10.1	Director Agreement dated October 31, 2011
99.1	Press Release dated November 3, 2011

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SITEL Worldwide Corporation (Registrant)

By:	/s/ David Beckman
Name:	David Beckman
Title:	Global Chief Legal Officer & Secretary

Date: November 3, 2011

Exhibit Number	Exhibit Description
10.1	Director Agreement dated October 31, 2011.
99.1	Press Release dated November 3, 2011.

4